EXHIBIT 5


                      [LETTERHEAD OF BAKER & DANIELS]








September 9, 1999



Amtran, Inc.
7337 West Washington Street
Indianapolis, Indiana 46231

Ladies and Gentlemen:

  We  have  examined the corporate records and proceedings of Amtran, Inc.,
an  Indiana  corporation   (the   "Company"),   with  respect  to the legal
sufficiency of all corporate proceedings of the Company taken in connection with the authorization, issuance, form, validity and nonassessability of the shares of the Common Stock, without par value (the "Common Stock"), of the Company being registered for sale by the Selling Shareholders as that term is defined in the Registration Statement on Form S-3 (the "Registration Statement"), being filed by the Company under the Securities Act of 1933, as amended (the "Act"). Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

  Based on such examination, we are of the opinion that:

  1. The Company is a validly existing corporation under the laws of the State of Indiana.

  2. The  78,988  outstanding  Shares  offered   by  sale  by  the  Selling
Shareholders have been duly authorized and are validly  issued   fully paid
and nonassessable.

  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to us in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                  Yours very truly,

                                  BAKER & DANIELS